Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HONEYWELL INTERNATIONAL INC.,

HAWKEYE MERGER SUB CORP.,

and

INTERMEC, INC.

December 9, 2012

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2012 (this “Agreement”), by and among Intermec, Inc., a Delaware corporation (the “Company”), Honeywell International Inc., a Delaware corporation (“Parent”), and Hawkeye Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this Agreement are defined in the sections listed opposite such terms in Article I.

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving such merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of such merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has unanimously by those present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, including the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub has approved this Agreement, including the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Acquisition Agreement” has the meaning set forth in Section 6.3(c).

“Acquisition Proposal” means any proposal or offer made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof regarding a transaction or a series of transactions, including by way of merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, to acquire (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the total voting power of the Common Stock or (ii) fifteen percent (15%) or more of the net income, total revenue or consolidated total assets of the Company and its Subsidiaries, taken as a whole.

“Action” has the meaning set forth in Section 4.10.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plan” means each pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, or survivor benefit, including any employee benefit plan within the meaning of Section 3(3) of ERISA, (i) sponsored or contributed to by the Company or any of its Subsidiaries and covering current or former employees or contractors of the Company or its Subsidiaries, or (ii) in respect of which the Company or its Subsidiaries has any liability or obligation, including by reason of being or having been treated as an ERISA Affiliate of any other Person.

“Book-Entry Shares” has the meaning set forth in Section 3.1(e).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(e).

“Change” has the meaning set forth in the definition of “Company Material Adverse Effect” in Section 1.1.

“Change of Recommendation” has the meaning set forth in Section 6.3(c).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s 2008 Omnibus Incentive Plan, 2004 Omnibus Incentive Compensation Plan, 2002 Director Stock Option and Fee Plan, 2001 Stock Incentive Plan, 1999 Stock Incentive Plan and 2008 Employee Stock Purchase Plan, each as amended from time to time, including the programs adopted thereunder.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IT Assets” has the meaning set forth in Section 4.21(i).

“Company Material Adverse Effect” means any change, event, fact, circumstance, occurrence or effect (a “Change”) that has had or would be reasonably expected to have a material adverse change in, or material adverse effect on, the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in determining whether there has occurred, and no Change resulting from, attributable to or arising out of any of the following shall constitute, alone or in combination, a Company Material Adverse Effect:

(a) Changes resulting from or generally affecting the industries and markets in which the Company and its Subsidiaries operate (other than to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the other participants in the industries and markets in which the Company and its Subsidiaries operate their businesses, in which case only the incrementally disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(b) Changes resulting from or generally affecting economic, political, governmental, social or regulatory conditions, including those affecting the financial markets, banking markets, credit markets, securities markets, commodities markets, interest rates or currency exchange rates in the United States or elsewhere in the world (other than to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the other participants in the industries and markets in which the Company and its Subsidiaries operate their businesses, in which case only the incrementally disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(c) Changes resulting from the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby (including any cancellation, modification or delay of orders, Contracts or payment for the Company’s products or services, any reduction in sales, any loss of customers, suppliers, vendors, lenders, licensors, or other partners, or disruption or changes in such relationships, or any loss of employees, labor disputes or employee strikes, slowdowns, work stoppages or labor union activities) (including those caused by the identity of the acquirer);

(d) Changes resulting from natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof (other than to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the other participants in the industries and markets in which the Company and its Subsidiaries operate their businesses, in which case only the incrementally disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(e) Changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules or regulations of the SEC, in each case after the date hereof;

(f) any action taken at the request of or with the written consent of Parent or Merger Sub, or otherwise required to be taken under this Agreement;

(g) any litigation brought or threatened by stockholders of either the Company or Parent (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty or violations by the Company or Parent of securities or other Laws, in each case (i) to the extent relating to this Agreement or the transactions contemplated hereby and (ii) with respect to litigation against the Company, to the extent fully covered by the Company’s insurance policies (acknowledging and notwithstanding any applicable deductible);

(h) any Changes in Law or the interpretation thereof after the date hereof;

(i) in and of itself, any decrease in the market price or trading volume of the Common Stock, or any change in the Company’s credit rating or analyst’s recommendation with respect to the Company (it being understood that the Changes underlying or contributing to such decrease or change shall be considered in determining whether a Company Material Adverse Effect has occurred or may occur);

(j) in and of itself, any failure by the Company to meet any internal, published or other projections, budgets, plans, or forecasts of its revenues, earnings or other financial performance or results of operations or financial condition, or any predictions or expectations of any analysts (it being understood that the Changes underlying or contributing to such failure shall be considered in determining whether a Company Material Adverse Effect has occurred or may occur); or

(k) any increase in the cost or change in the availability of financing to Parent or Merger Sub.

“Company Products” means any and all service offerings and products made commercially available or otherwise distributed by the Company or any of its Subsidiaries.

“Company Recommendation” has the meaning set forth in Section 4.3(b).

“Company Representative” means directors, officers, employees, counsel, investment bankers, accountants, advisors and other authorized representatives of the Company or any of its Subsidiaries.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Stock-Based Awards” has the meaning set forth in Section 3.4(b).

“Company Stockholders Meeting” has the meaning set forth in Section 6.7(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Continuing Employees” has the meaning set forth in Section 6.4(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other legally binding obligation or arrangement.

“Delaware Takeover Statute” means Section 203 of the DGCL.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Environment” means soil, surface waters, groundwater, drinking water supply, stream, sediments, surface or subsurface strata, ambient or indoor air or natural resources.

“Environmental Laws” means the Resource Conservation and Recovery Act of 1976 (RCRA), 42 USC §§ 6901 et. seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) 42 USC §§ 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Hazardous Materials Transportation Authorization Act of 1994, 49 USC §§ 5101 et. seq., the Federal Water Pollution Control Act, 33 USC §§ 1251 et. seq., the Clean Air Act, 42 USC §§ 741 et. seq., the Clean Water Act, 33 USC § 7401, the Toxic Substances Control Act, 15 USC §§ 2601–2629, the Safe Drinking Water Act, 42 USC §§ 300f–300j, and all amendments thereto, and legally enforceable rules, regulations, orders, and decrees promulgated thereunder, and any other Laws that require or relate to the protection of human health, safety and the Environment, including Laws that require or relate to: (a) the existence, cleanup and/or remedy of Hazardous Substances; (b) preventing or reducing Releases to the Environment; (c) the control of Hazardous Substances; (d) the use, generation, transport, treatment, storage, removal or recovery of Hazardous Substances; (e) advising appropriate Governmental Entities, employees, and the public of intended or actual Releases, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (f) protecting resources, species, or ecological amenities; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, in each case as such Laws are currently in effect.

“Equity Rights” means shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any preemptive rights, conversion rights, redemption rights, repurchase rights, or other outstanding rights, warrants, options, calls, commitments or any other agreements or arrangements of any character to purchase or acquire any shares of capital stock or securities, any stock appreciation rights, phantom rights, stock units or other securities or rights that give any Person a right to receive any payment based on the value of any securities or performance of the Company or any of its Subsidiaries or any bonds, debentures, notes or other obligations the holders of which have the right (or convertible into or exercisable for securities having the right) to vote with the Company’s stockholders on any matter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is treated as a single employer under Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” has the meaning set forth in Section 3.4(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FCPA” has the meaning set forth in Section 4.23.

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” has the meaning set forth in Section 4.4(b).

“Hazardous Substance” means: (a) any oil, petroleum products, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants that (i) pose a hazard to the Company’s or any of its Subsidiaries’ owned or leased real property or to persons on or about such real property or (ii) cause the Company’s or any of its Subsidiaries’ owned or leased real property to be in violation of any Environmental Laws; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, or radon gas; (c) any chemical, material or substance defined as or included in the definition of “toxic waste,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import under any Environmental Laws; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity or may or could pose a hazard to the health and safety of the occupants of the Company’s owned or leased real property or the owners and occupants of property adjacent to or surrounding such real property or any other person coming upon such real property or adjacent property; and (e) any other chemical, materials or substance that may or could pose a hazard to the environment and are or become subject to regulation by any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Injunction” has the meaning set forth in Section 7.1(b).

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” means, in all jurisdictions throughout the world, all (i) trademarks, service marks, certification marks, Uniform Resource Locators (a.k.a. “URLs” or “domain names”), trade dress, logos, trade names, corporate names, and other indicia of origin, common law rights thereto, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, discoveries, whether patentable or unpatentable, whether or not reduced to practice, and all patents, invention disclosures, industrial designs, and applications therefor, including divisions, continuations, continuations-in-part and reissues, extensions and reexaminations thereof and all rights therein; (iii) confidential or proprietary information (including, without limitation, ideas, formulae, and compositions), trade secrets and know-how, invention rights, customer lists, supplier lists, technical information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, data, technology, specifications, designs, plans, drawings proposals, and blue prints, and all rights in any jurisdiction to limit the use or disclosure thereof; (iv) computer programs, applications, systems and code, websites, data bases, tools, library functions and compilers, and documentation thereof (collectively, “Software”); (v) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, and any and all rights associated therewith including all moral and common law rights therein; and (vi) all other similar or equivalent intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Key Customers” has the meaning set forth in Section 4.25.

“Key Suppliers” has the meaning set forth in Section 4.25.

“knowledge” means the actual knowledge (after making reasonable inquiry) of (i) in the case of the Company, the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Senior Vice President, Global Operations, Senior Vice President, Mobile Business Solutions, Senior Vice President, Senior Vice President, Vocollect Business (solely with respect to the Company’s Vocollect business unit), Senior Vice President, Global Sales and Marketing, Vice President of Human Resources, Senior Vice President, General Counsel Corporate Secretary and Chief Intellectual Property Counsel and (ii) in the case of each of Parent and Merger Sub, the chief executive officer, chief operating officer, chief financial officer or general counsel of Parent.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, rule, judgment, order, decree, writ, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity or quasi-Governmental Entity.

“Leased Real Property” means any real property leased or subleased to or by the Company or any of its Subsidiaries.

“Licensed Intellectual Property” means all Intellectual Property owned by a Person (other than the Company or any of its Subsidiaries) and licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means any lien, claim, mortgage, encumbrance, easement, pledge, hypothecation, security interest, restriction or charge of any kind.

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.9(d).

“NYSE” has the meaning set forth in Section 4.4(b).

“Option” has the meaning set forth in Section 3.4(a).

“Option Consideration” has the meaning set forth in Section 3.4(a).

“Other Payment Obligations” means all of the obligations of Parent (i) to pay, or cause to be paid, the aggregate Option Consideration; (ii) to pay, or cause to be paid, the aggregate Stock-Based Award Consideration; and (iii) with respect to repayment or refinancing of indebtedness for borrowed money of the Company or the Surviving Corporation to the extent disclosed in Section 4.8(a)(viii) of the Company Disclosure Schedule.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Outstanding Proposal” has the meaning set forth in Section 8.2(b)(i).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 4.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Plans” has the meaning set forth in Section 6.4(e).

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any Change that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Termination Fee” has the meaning set forth in Section 8.2(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.9(e).

“Permit” has the meaning set forth in Section 4.12.

“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, which are payable without penalty or which are being contested in good faith and for which adequate reserves have been established, (ii) Liens of carriers, warehousemen, mechanics, materialmen, landlords and repairmen, and any other similar Lien arising in the ordinary course of business and not yet delinquent, (iii) in the case of Owned Real Property, zoning, building or other restrictions and variances, (iv) in the case of Leased Real Property, Liens created by, through or under the owner of the underlying real property or third party and which are limited to the owner’s or third party’s interest in that real property, (v) in the case of Intellectual Property, third party license agreements entered into in the ordinary course of business, or (vi) with respect to any tangible asset (excluding real property), any other Lien which was incurred in the ordinary course of business and is not reasonably likely to adversely interfere in any material respect with the use, or affect the value, of the property or assets subject to such Lien.

“Person” means any natural person or any corporation, partnership, limited liability company, association, joint venture, estate, trust or other entity or organization, including any Governmental Entity.

“Proposal Notice” has the meaning set forth in Section 6.3(d).

“Proxy Statement” has the meaning set forth in Section 6.7(a).

“Publicly Disclosed” has the meaning set forth in Article IV.

“Registered Intellectual Property” has the meaning set forth in Section 4.21(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Substance into the Environment, in an amount or quantity triggering a reporting obligation under Environmental Laws.

“Representatives” has the meaning set forth in Section 6.2.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Special Committee” means the committee of the Company Board, comprised of independent members and non-executive members of the Company Board and formed with responsibility to, among other things, evaluate and make a recommendation to the full Company Board with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal.

“Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Stock-Based Award Consideration” has the meaning set forth in Section 3.4(b).

“Subsequent Parent Proposal” has the meaning set forth in Section 6.3(d).

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means a bona fide Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial and outside legal advisors (and taking into consideration any legal, financial, regulatory or other aspects of the proposal, including any break-up fee, expense reimbursement provisions, conditions and financing terms, which the Company Board deems relevant) is reasonably likely to be consummated and would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “eighty percent (80%) or more”.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments in the nature of a tax, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority pursuant to applicable Law, and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transfer Taxes” has the meaning set forth in Section 6.10.

“Underwater Option” has the meaning set forth in Section 3.4(a).

“United States” means the United States of America.

“Washington Takeover Statute” means Chapter 23B.19 of the Washington Business Corporation Act.

“WARN Act” has the meaning set forth in Section 4.16(b).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and other entities and vice versa.

(d) When used in reference to information or documents, the phrases “provided to Parent” or “made available” means that the information or documents referred to have been so provided or made available if provided prior to 8:00 pm., Pacific Time, on the date of this Agreement in the virtual dataroom maintained by the Company through Merrill Corporation.

(e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the corporate existence of the Company shall continue unaffected by the Merger. The Merger shall, from and after the Effective Time, have the effects set forth in the applicable provisions of the DGCL and other applicable Law.

Section 2.2 Effective Time. Parent, Merger Sub and the Company shall cause a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) to be delivered on or promptly after the Closing (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Delaware for filing as provided in the DGCL, and shall make all other deliveries, filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or on such other later date as is agreed upon by the parties and specified in the Certificate of Merger, and at the time specified in the Certificate of Merger or, if not specified therein, by the DGCL, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit A and shall thereafter be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The bylaws of the Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The initial officers of the Surviving Corporation shall be the officers of Merger Sub.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) Each share of the Company’s common stock, $.01 par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(d) and Dissenting Shares) shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $10.00 in cash without any interest thereon (the “Merger Consideration”).

(b) Each Dissenting Share shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and shall cease to exist, subject to any rights the holder thereof may have under
Section 3.3.

(c) Each share of common stock, $.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, $.001 par value per share, of the Surviving Corporation.

(d) Any shares of Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(f) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change; provided that nothing in this Section 3.1(f) shall be construed to permit the Company to take any action with respect to the Common Stock that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates and Book-Entry Shares.

(a) At or prior to the Closing, Parent shall deliver, in trust, to a paying agent reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, excluding the Dissenting Shares. In the event the Consideration Fund shall be insufficient to pay the aggregate amount of Merger Consideration payable under Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time (but in any event no later than five (5) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially in the form as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Book-Entry Share or Certificate shall be properly endorsed or shall be otherwise in proper form for transfer, in the sole discretion of the Paying Agent, and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate with respect to its Book-Entry Shares to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10 billion. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment or loss of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III (or relieve Parent from fulfilling the Other Payment Obligations).

(d) Notwithstanding Section 3.2(b), at and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Surviving Corporation, and Surviving Corporation shall remain liable, for payment of the Merger Consideration in respect thereof.

(f) Notwithstanding Section 3.2(e), neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Surviving Corporation for payment of such holder’s claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and (if required by Parent) providing a customary indemnity and bond, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a Person pursuant to this Agreement any amounts that are required to be deducted and withheld with respect to the making of any such payment under applicable Tax Law and with respect to any payment pursuant to Section 3.4 any applicable Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the applicable deduction and withholding was made.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of the DGCL (collectively, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration unless and until such stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under Section 262 of the DGCL, but shall instead be entitled only to such rights to receive payment with respect to such Dissenting Shares as may be granted to such stockholder under Section 262 of the DGCL.

(b) The Company shall promptly provide any written notices of dissent or demands for appraisal of any shares of Common Stock to Parent, and Parent shall have the right to participate in any negotiations and proceedings with respect to each such dissent or demand. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent or demand, or agree to do any of the foregoing.

(c) If any stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s shares of Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration set forth in Section 3.1(a), without interest, upon compliance with the exchange procedures set forth in Section 3.2.

Section 3.4 Treatment of Equity Awards; Company Equity Plans.

(a) Company Options. Each option to purchase Common Stock under a Company Equity Plan (an “Option”) that is outstanding immediately prior to the Effective Time shall become fully vested and exercisable immediately prior to the Effective Time and, if not exercised prior to the Effective Time, shall be cancelled at the Effective Time, and the holder of such Option will, in full settlement of such Option, be entitled to receive from Parent an amount, subject to any required withholding of Taxes and without interest, in cash equal to the product of (x) the Merger Consideration less the exercise price per share of such Option multiplied by (y) the number of shares of Common Stock subject to such Option (such product, the “Option Consideration”); provided, however, that if the per share exercise price payable with respect to an Option exceeds the Merger Consideration (an “Underwater Option”), then such Underwater Option shall be cancelled without payment of any consideration with respect thereto.

(b) Company Stock-Based Awards. Each right of any kind, contingent or accrued, to receive shares of Common Stock or benefits measured by the value of a number of shares of Common Stock or the performance of the Company, and each award of any kind consisting of shares of Common Stock, granted or payable under any of the Company Equity Plans, including restricted stock, restricted stock units, performance share units or other stock-based awards (each, a “Company Stock-Based Award”), that is outstanding and, with respect to performance share units, is deemed payable, immediately prior to the Effective Time, shall become fully vested and payable, as applicable, and all applicable forfeiture or other restrictions thereon shall lapse, immediately prior to the Effective Time, and the holder of such Company Stock-Based Award will, in full settlement thereof, be entitled to receive from Parent an amount, subject to any required withholding of Taxes and without interest, in cash equal to the product of (x) the Merger Consideration multiplied by (y) the number of shares of Common Stock subject to such Company Stock-Based Award immediately prior to the Effective Time (such product, the “Stock-Based Award Consideration”).

(c) Employee Stock Purchase Plan. With respect to the 2008 Employee Stock Purchase Plan (the “ESPP”), the Company shall (i) continue to operate the ESPP in accordance with its material terms during the current “Offering Period” (as defined in the ESPP) in progress as of the date hereof, (ii) suspend the commencement of any future “Offering Period” (as defined in the ESPP) after the date of this Agreement, and (iii) terminate the ESPP as of the Effective Time.

(d) Certain Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as may be necessary or desirable to effect the provisions of this Section 3.4 and to terminate all of the Company Equity Plans as of the Effective Time. The Company shall also amend, as of the Effective Time, the provisions of any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any of its Subsidiaries or any Equity Rights to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any of its Subsidiaries or any Equity Rights. Except as otherwise contemplated herein, any such then outstanding rights or other Equity Rights shall be canceled immediately prior to the Effective Time without any payment therefor, and the Company shall take all steps to ensure that neither it nor any of its Subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates, to own any capital stock of the Company or any of its Subsidiaries or any Equity Rights or to receive any payment in respect of the foregoing.

(e) Payment for Equity Awards. Parent shall cause the Surviving Corporation to pay through its payroll system or otherwise to each holder of Options or Company Stock-Based Awards, the Option Consideration or Stock-Based Award Consideration, respectively, subject to and in accordance with this Section 3.4 as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) Business Days after the Effective Time).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer, any predictive, cautionary or forward-looking statements in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and or any other statements that are similarly predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein and excluding any Benefit Plans filed as an exhibit to such SEC Reports) (such disclosure exception, “Publicly Disclosed”) (to the extent the applicability of such matter to such section or subsection of this Article IV is reasonably apparent) or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows in this Article IV.

Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing in all material respects under the laws of the jurisdiction of its incorporation or organization.

The Company and each of its Subsidiaries has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of its certificate of incorporation and bylaws, as currently in effect, and is not in violation other than immaterial violations of any provision of its certificate of incorporation or bylaws.

Section 4.2 Capitalization.

(a) As of the close of business on December 7, 2012, the authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, $.01 par value per share, 60,344,569 of which were issued and outstanding as of such date, and (ii) 50,000,000 shares of preferred stock, $.01 par value per share, none of which were issued or outstanding as of such date. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since December 7, 2012, there have been no issuances of any Common Stock other than pursuant to the exercise of the Options set forth on Section 4.2(b) of the Company Disclosure Schedule, the settlement or payment of Company Stock-Based Awards set forth on Section 4.2(b) of the Company Disclosure Schedule or purchases under the ESPP pursuant to contributions under the “Offering Period” (as defined in the ESPP) in process as set forth on Section 4.2(b) of the Company Disclosure Schedule. There are no declared or unpaid dividends or accrued dividends with respect to any shares of capital stock of the Company.

(b) Other than those shares of Common Stock reserved for issuance under the Company Equity Plans, the amount of which is set forth on Section 4.2(b) of the Company Disclosure Schedule, the Company has no shares of capital stock reserved for issuance. Section 4.2(b) of the Company Disclosure Schedule contains a complete and accurate list of all Options and Company Stock-Based Awards issued and outstanding under the Company Equity Plans as of the date hereof, including the holder, date of grant, number of shares of Common Stock to which such Option or Company Stock-Based Award is subject and, where applicable, exercise price and vesting schedule. Except for the Options or Company Stock Based Awards set forth on Section 4.2(b) of the Company Disclosure Schedule, there are no Options, Company Stock-Based Awards or other Equity Rights of the Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any shares of Common Stock in accordance with the terms of the Company Equity Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights.

(c) Each Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each Option was, on the date of grant of such Option, not less than the fair market value of a share of Common Stock on such date of grant and no such Option has had its exercise price decreased since its date of grant. Each Option: (i) has been granted in compliance with the terms of the applicable Company Equity Plans, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date such Option was granted (and as of any later modification thereof within the meaning of Section 409A of the Code), (iii) has a grant date identical to the date on which the Company Board or the authorized committee of the Company Board actually awarded such Option (unless the such board or committee authorized a later grant date), and (iv) each Option grant date listed on Section 4.2(b) of the Company Disclosure Schedule is the grant date of the respective Option for corporate, Tax and all other pertinent purposes. Each Company Stock-Based Award has been granted in compliance with the terms of the applicable Company Equity Plans.

(d) Section 4.2(d) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership of the Company in each Subsidiary, as well as the ownership interest of any other Person in each such Subsidiary, and (ii) the Company’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such Person. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens, other than any transfer restrictions of general applicability as may be provided under the federal securities Laws the “blue sky” Laws of the various states of the United States. There are no outstanding Equity Rights of any Subsidiary (other than any Equity Rights held by the Company or its other wholly-owned Subsidiaries). There are no declared or unpaid dividends or accrued dividends with respect to any shares of capital stock of any Subsidiary.

(e) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, that is material to the Company and its Subsidiaries, taken as a whole.

(f) The treatment of the Options and Stock-Based Awards in this Agreement complies in each instance with the terms of the applicable Company Equity Plan and award agreement.

Section 4.3 Authorization; Validity of Agreement; Company Action.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of holders of a majority of the outstanding shares of Common Stock in favor of adoption of this Agreement (“Stockholder Approval”), to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board (acting upon the unanimous recommendation of the Special Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for Stockholder Approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Special Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders and has unanimously recommended that the full Company Board approve this Agreement and the transactions contemplated hereby. The Company Board, at a meeting duly called and held (and acting upon the unanimous recommendation of the Special Committee), unanimously by those present adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement, including the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) recommending adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”).

Section 4.4 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and, subject to Stockholder Approval, the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) result in a material violation or breach of, or constitute (with or without due notice or the lapse of time, or both) a default (or give rise to any right of termination, cancellation, acceleration or diminution of rights or benefits) under, any Material Contract, (iii) result in Lien on any asset or (iv) assuming compliance with the filings and other requirements described in Section 4.4(b), violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations, accelerations, diminutions, or Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect or would be reasonably likely to prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement (and assuming the accuracy in all material respects of Parent’s and Merger Sub’s representations in Section 5.3).

(b) Other than the filings or notices required to be made pursuant to (i) the DGCL, (ii) the HSR Act and any applicable competition, antitrust, merger control or investment Laws of foreign jurisdictions, (iii) New York Stock Exchange (“NYSE”) rules and listing standards, (iv) the Exchange Act and (v) the matters set forth on Section 4.4(b) of the Company Disclosure Schedule, the Company is not required to make any notices, reports or other filings, or obtain any authorization, consent or approval required to be obtained by the Company from, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”) in connection with the Company’s execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for such notices, reports, filings, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, have a Company Material Adverse Effect or would be reasonably likely to prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement (and assuming the accuracy in all material respects of Parent’s and Merger Sub’s representations in Section 5.3).

Section 4.5 SEC Reports; Disclosure Controls.

(a) The Company has timely filed all reports, certificates and other documents required to be filed or furnished by the Company with the SEC under the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (including through incorporation by reference) since January 1, 2011 (such documents, together with amendments and supplements thereto and any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective dates, or, if amended or superseded by information in a subsequent filing or submission, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, including the rules and regulations promulgated thereunder, as the case may be and in each case as in effect on the date so filed or furnished. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Company SEC Report has been amended or superseded by a later Company SEC Report filed prior to the date hereof. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2011 relating to the Company SEC Reports, together with all written responses of the Company thereto sent to the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC. To the knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, as applicable, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments that are not material in amount or nature as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses within their knowledge in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud within their knowledge, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls with respect to financial reporting. Since January 1, 2011, no material complaints regarding accounting, internal accounting controls or auditing matters, and no material concerns from employees of the Company or its Subsidiaries that are reasonably credible and allege any questionable accounting or auditing matters, have been received by the Company that are unresolved. The Company has made available to Parent all material written disclosures made by management to the Company’s auditors and audit committee of the Company Board since December 31, 2010. For purposes of this Section 4.5, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement. For purposes of this Section 4.5, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable listing and rules and regulations of the NYSE.

Section 4.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that, individually or in the aggregate, would have a Company Material Adverse Effect, except for (a) liabilities and obligations incurred in the ordinary course of business since September 30, 2012, (b) liabilities and obligations disclosed or provided for in the Company’s consolidated balance sheet as of September 30, 2012, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, and (d) other liabilities and obligations that are otherwise expressly the subject of any other representation or warranty contained in this Article IV. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations that would be classified as an off-balance sheet arrangement within the meaning of Item 303(a)(4) of Regulation S-K under the Securities Act.

Section 4.7 Absence of Certain Changes. From December 31, 2011, except as contemplated or required by this Agreement, (i) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, (ii) there has not been any Change that, individually or in the aggregate, has had a Company Material Adverse Effect or would be reasonably likely to prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement (and assuming the accuracy in all material respects of Parent’s and Merger Sub’s representations in Section 5.3), and (iii) neither the Company nor any of its Subsidiaries has taken any action which, if taken between the date of this Agreement and the Effective Time, would require the prior consent of Parent pursuant to Section 6.1 (provided that with respect to clauses (f), (h), (j), (l), (n), (o) and (r) of Section 6.1, this clause (iii) of Section 4.7 shall only apply to actions taken after September 30, 2012).

Section 4.8 Material Contracts.

(a) As of the date hereof and other than as filed as an exhibit in a Company SEC Report or set forth on Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item
601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract containing covenants binding upon the Company or its Subsidiaries that prohibits the Company and its Subsidiaries, taken as a whole, from competing (and which, following the consummation of the Merger, would prohibit the Surviving Corporation or its Affiliates from competing) in any line of business or geographic area, and which is not terminable by the Company or such Subsidiary upon 60 days’ notice or any shorter period without any material penalty, payment or other material charges and excluding, in the case of any Intellectual Property licensed to the Company or any of its Subsidiaries, any ordinary course of business limitations of use of such Intellectual Property being licensed;

(iii) any Contract containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person that would apply to the Company, Parent or any of their Subsidiaries following the Effective Time;

(iv) any Contract entered into after December 31, 2011 for the acquisition or disposition, directly or indirectly, of any material assets or any capital stock or other equity interests of any Person (excluding any Contracts entered into pursuant to the Company Equity Plans) or any Contract pursuant to which the Company or any of its Subsidiaries has any material indemnification, earn-out or other material payment obligation, other than acquisitions or dispositions of inventory or products made in the ordinary course of business consistent with past practice;

(v) any Contract, other than Contracts for the sale of Company Products in the ordinary course of business containing a non-exclusive end-user license for the use of such Products (and no other license), (A) granting a license, or any comparable right, title or interest, in or to any material Owned Intellectual Property by the Company or any of its

Subsidiaries to any third party (except for Intellectual Property developed or customized for a particular customer); (B) involving the joint development or joint ownership of any material Owned Intellectual Property; or (C) creating a Lien (other than Permitted Liens, and for the avoidance of doubt, excluding rights of third parties pursuant to non-exclusive licenses) in any material Owned Intellectual Property;

(vi) any Contract, other than Contracts for the sale of Company Products in the ordinary course of business containing a non-exclusive end user license for the use of such Products (and no other license), (A) granting a license, or any comparable right, title or interest, in or to any material Licensed Intellectual Property by the Company or any of its Subsidiaries to any third party, or by any third party to the Company or any of its Subsidiaries, excluding in each case licenses for software that is commercially available without customization; or (B) creating a Lien (other than Permitted Liens, and for the avoidance of doubt, excluding rights of third parties pursuant to non-exclusive licenses) in any material Licensed Intellectual Property;

(vii) any Contract with any Governmental Entity pursuant to which the Company or any of its Subsidiaries in the last twelve-month period has recognized revenue in excess of $1,000,000;

(viii) any Contract committing to or otherwise relating to indebtedness for borrowed money or the deferred purchase price of property or relating to any capitalized lease, hedging, swap, derivative transactions, off balance sheet financing arrangements or guarantees of the liabilities of any Person, in each case in excess of $500,000;

(ix) any Contract with a customer, third party distributor, value added reseller, channel partner or similar Contract pursuant to which the Company or any of its Subsidiaries in the last twelve-month period has recognized revenue in excess of $2,000,000;

(x) any Contract with a third party contract manufacturer, supplier, third-party logistics provider or similar Contract pursuant to which the Company or any of its Subsidiaries in the last twelve-month period has made payments in excess of $2,000,000;

(xi) any Contract pursuant to which the Company or its Subsidiaries grants any one Person and/or such Person’s Affiliates the exclusive right to be the sole acquirer or sole distributor of a Company Product (except for any Company Product developed specifically for such Person or its Affiliates), or the sole supplier or sole manufacturer of a Company Product or any component of a Company Product, which Contract is not terminable by the Company or such Subsidiary upon 60 days notice or any shorter period without any material penalty, payment or other material charges;

(xii) any Contract containing minimum purchase conditions for the Company or its Subsidiaries in excess of $1,000,000 or requirements or other terms that materially restrict or limit the purchasing relationships of the Company or its Subsidiaries, or obligate the Company or its Subsidiaries to comply with a most-favored-nation or similar provision (other than a license fee paid under, or ordinary course of business limitations of Intellectual Property being licensed with respect to, a Contract described in clause (vi)(A) of this Section 4.8(a));

(xiii) any Contract involving the lease of real property with payments in excess of $100,000 in any fiscal year;

(xiv) any partnership, joint venture, profit sharing or similar Contract; or

(xv) any Contract with an Affiliate (excluding any Contract between the Company and a wholly-owned Subsidiary of the Company or a Contract between wholly-owned Subsidiaries of the Company) or any director or officer of the Company or any of its Subsidiaries.

Each such Contract described in the foregoing clauses (i) through (xv) to which the Company or any of its Subsidiaries is a party is referred to herein as a “Material Contract.”

(b) Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as applicable, in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company or such Subsidiary, as applicable, has performed all obligations required to be performed by it under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract in all material respects. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or default under) any Material Contract or notice of termination or cancellation of any Material Contract. The Company has in all material respects made available to Parent a copy of each Material Contract, including all amendments with respect thereto.

Section 4.9 Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Benefit Plans. The Company has delivered or made available to Parent, with respect to each such Benefit Plan (to the extent applicable thereto) copies of (i) the plan document, as currently in effect, or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) the most recent annual report (Form 5500 series and all schedules thereto) filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Benefit Plan; and (v) any governmental advisory opinions, rulings, compliance statements and closing agreements (other than determination, opinion or advisory letters issued by the IRS) issued during the last three (3) years with respect to such Benefit Plan, and pending requests related to any such advisory opinion, rulings, compliance statements or closing agreements.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Benefit Plan has been maintained and administered in accordance with its terms and in compliance with applicable Law; (ii) to the knowledge of Company, none of the Company, any of its Subsidiaries or any other Person has engaged in a prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, for which an exemption is not available with respect to any Benefit Plan; (iii) all contributions due from the Company or any of its Subsidiaries to the Benefit Plans on or before the Closing Date have been timely paid or properly accrued for on the Company’s financial statements; and (iv) neither the Company nor any of its Subsidiaries has incurred a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(c) Each Benefit Plan that is intended to be qualified under section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has a request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the knowledge of the Company, nothing has occurred which has resulted or which could reasonably be expected to result in the loss of the qualification of any such Benefit Plan under Section 401(a) of the Code or which requires or would reasonably be expected to require action under the employee plans compliance resolution programs of the IRS to preserve such qualification.

(d) No Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any material liability with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and neither the Company nor any ERISA Affiliate has any material liability with respect to any Multiemployer Plan.

(e) With respect to each Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code: (i) no application for a funding waiver or an extension of any amortization period pursuant to Section 412, Section 430 or Section 431 of the Code has been made with respect to such Benefit Plan; (ii) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings nor, to the knowledge of the Company, is there a reasonable basis for the commencement of any such proceeding by the PBGC; and (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC that will not be satisfied prior to the Effective Time, other than required premium payments to the PBGC that are not yet due.

(f) There is no pending or, to the knowledge of the Company, threatened Action relating to the Benefit Plans which is reasonably likely to result in material liability, and, to the knowledge of the Company, there is no reasonable basis for any such Action. Neither the Company nor any of its Subsidiaries has any material obligations for medical or life insurance benefits subsequent to termination of employment to employees or their beneficiaries under any Benefit Plan or collective bargaining agreement except (i) as required by applicable Laws, (ii) the continuation of coverage through the month of termination if required pursuant to such Benefit Plan, (iii) disability benefits attributable to disabilities occurring prior to termination of employment with the Company and its Subsidiaries, and (iv) conversion rights.

(g) Neither the execution of this Agreement, the adoption of this Agreement by the Company’s stockholders, nor the consummation of the transactions contemplated hereby, whether individually or in combination with any other event (regardless of whether that other event has occurred or will occur), will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of or increase in compensation or benefits under any of the Benefit Plans, (iii) result in payments under any of the Benefit Plans or any Contract or arrangement that would not be deductible or which deduction will be deferred under Section 162, Section 404 or Section 280G of the Code or would reimburse any Person for any excise or additional Taxes under Section 4999 or (iv) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exception set forth in Section 280G(b)(4) of the Code).

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Benefit Plan subject to the laws of any jurisdiction outside of the United States (i) if intended to qualify for special tax treatment, meets all requirements for such treatment, (ii) does not have any unfunded liabilities determined in accordance with GAAP that have not been properly accrued on the Company’s financial statements or that will not be offset by insurance, and (iii) if required to be registered, has been registered with the appropriate regulatory authorities and has been maintained in good standing with the appropriate regulatory authorities.

(i) Each Employee Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been timely amended to comply with Section 409A of the Code and applicable guidance thereunder, including but not limited the final regulations promulgated thereunder.

(j) None of the assets of any Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

Section 4.10 Litigation. There is no action, claim, suit, audit, investigation, arbitration, mediation or proceeding (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there are no material Actions that the Company or any of its Subsidiaries have initiated against other parties. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are a party to or subject to the provisions of any material judgment, order, writ, injunction, decree, settlement, stipulation or award issued or entered into by or with any Governmental Entity that has limited or impaired, or would reasonably be expected to limit or impair, to any material extent the conduct of business by the Company or its Subsidiaries.

Section 4.11 Compliance with Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is or since January 1, 2010 was in violation of, or in default under, any Law applicable to it or any of its assets and properties. Notwithstanding the foregoing, this Section 4.11 shall not apply to Benefit Plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.

Section 4.12 Permits. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries possesses all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Permits”) necessary to conduct their respective businesses as presently conducted. Each such Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Company, threatened Proceeding to revoke, cancel or suspend any such Permit and neither the Company nor its Subsidiaries are in breach or default of any such Permit (with or without notice or lapse of time), except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Taxes.

(a) The Company and its Subsidiaries have timely filed (taking into account any valid extensions of time) all material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries. All such Tax Returns were correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes due and payable by or with respect to the Company or any of its Subsidiaries (whether or not reflected on any Tax Return), except any such Taxes for which adequate reserves have been established in accordance with GAAP on the most recent financial statements of the Company. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or its Subsidiaries.

(b) There are no outstanding waivers or extensions with respect to the Company or any of its Subsidiaries of any statute of limitations for the assessment or collection of a material Tax.

(c) The Company and its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) To the Company’s knowledge, no disputes, claims, proceedings, proposed adjustments or assessments are pending or have been threatened in writing concerning any material Tax liability of the Company or its Subsidiaries.

(e) With the exception of any affiliated, consolidated, combined or unitary group of which the Company is the common parent, neither the Company nor any of its Subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated, combined or unitary income Tax Return or (ii) has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of other Law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of other applicable Law.

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation, nor had its stock distributed by another corporation, within the last five (5) years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 4.14 Assets and Properties.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the personal properties and tangible assets necessary and adequate for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, and (ii) such properties and assets are in reasonably good repair and operating condition, ordinary wear and tear excepted.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth the address and description of each real property currently owned by the Company or any of its Subsidiaries (with all easements and other rights appurtenant to such real property, collectively, the “Owned Real Property”). With respect to each Owned Real Property, the Company or one of its Subsidiaries has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, other than for such customary easements, covenants and restrictions recorded in the public records in the county and state where such Owned Real Property located that would not, individually or in the aggregate, have a Company Material Adverse Effect, and for Permitted Liens.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens) on the leasehold estate.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

Section 4.15 Environmental. Since January 1, 2009 , except as did not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries were compliant with all applicable Environmental Laws, (ii) the Company and its Subsidiaries had all required material federal, state, provincial, and local Permits required by

Environmental Laws applicable to the Company and its Subsidiaries, (iii) except in accordance with a valid Permit, there was no Release into the Environment or into the sewer, septic system or waste treatment, storage, or disposal system servicing any property owned, operated or leased by the Company or any of its Subsidiaries, and (iv) neither the Company nor any of its Subsidiaries received any notice, demand, letter, claim or request for information from any Governmental Entity or third party alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 4.15 are the only representations and warranties applicable to Environmental Laws.

Section 4.16 Labor and Employment Matters.

(a) As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or any labor union contract with any labor organization, works council or other representative of any Company employees. There are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, labor arbitrations, material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, nor has there been for the past three (3) years, any such activity. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable labor and employment laws respecting employment and employment practices, including relating to wage and hour (including the payment of compensation for minimum wage, hours worked, meal periods, and overtime), collective bargaining, discrimination, civil rights, equal employment opportunity, affirmative action, the proper classification of employees (exempt, non-exempt or temporary) and independent contractors, immigration, pay equity, safety and health, workers’ compensation, the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), the collection and payment of employment related Taxes, and all obligations imposed by any employment contracts. There are no material investigations, administrative proceedings, charges or formal complaints pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries involving any of the foregoing matters. All Persons performing services for the Company or any of its Subsidiaries have been properly classified as employees or independent contractors, as the case may be, for purposes of federal and applicable state Tax Laws and other Laws. For the past three (3) years, there has not been any “mass layoff” or “plant closing” as defined by the WARN Act or any similar state or foreign law, collective redundancy or similar action with respect to the Company or any of its Subsidiaries, and the transactions contemplated hereby will not cause the Company to implement a “mass layoff” or a “plant closing” under the WARN Act or any similar state or foreign law prior to or at the Effective Time.

Section 4.17 Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.18 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated (the “Financial Advisor”), is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a copy of the engagement letter of the Financial Advisor.

Section 4.19 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is, from a financial point of view, fair to the Company’s stockholders, and such opinion has not been withdrawn or modified.

Section 4.20 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article V, (i) the Company Board has unanimously by those present approved the terms of this Agreement and the consummation of the transactions contemplated hereby, and such approval represents all the actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, the restrictions on “business combinations” set forth in the Delaware Takeover Statute or the restrictions on “significant business transactions” set forth in the Washington Takeover Statute, to the extent such restrictions would otherwise be applicable to this Agreement and the transactions contemplated hereby, and (ii) no other state takeover statute or similar state statute or regulation (including any business combination, fair price, moratorium or control share acquisition statute) applies to this Agreement or the transactions contemplated hereby.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Schedule is a true, correct and complete list, in all material respects, setting forth all Intellectual Property that is owned by the Company or any of its Subsidiaries that is necessary for or material to the conduct of the respective businesses of the Company and its Subsidiaries, and which is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity or similar private organization at any time (“Registered Intellectual Property”), the application or registration number for such Registered Intellectual Property, and the jurisdiction of each item of Registered Intellectual Property.

(b) All of the Owned Intellectual Property is valid, enforceable and in full force and effect, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company or its Subsidiaries owns or has the right to use all material Company Intellectual Property, free and clear of all Liens other than Permitted Liens. The Company and its Subsidiaries take and have taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets and other confidential or proprietary information (including any personally identifiable information of users of websites of the Company or any of its Subsidiaries) used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(d) There is no Action pending or asserted by Company or its Subsidiaries against any Person concerning infringement of the Registered Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Person has violated, misappropriated or infringed, or is violating, misappropriating or infringing, any Registered Intellectual Property. The conduct of the respective businesses of the Company and its Subsidiaries as presently conducted does not violate, misappropriate or infringe the Intellectual Property of any Person, except as has not had, individually or in the aggregate, a Company Material Adverse Effect, and the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement by Company or its Subsidiaries of the Intellectual Property of any other Person.

(e) Neither the Company nor any of its Subsidiaries has received any written notice or written claim challenging the validity, registerability, enforceability, ownership or use of any Registered Intellectual Property. There is no Action pending, asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning, contesting or seeking to deny the ownership, validity, registerability, enforceability of, or use of the Company’s or any of its Subsidiaries’ right to use, any Company Intellectual Property.

(f) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company Intellectual Property includes all Intellectual Property required to operate the businesses of, or material to the operations of, the Company and its Subsidiaries as currently conducted.

(g) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of any transactions contemplated hereby shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any of its Subsidiaries under, any Company Intellectual Property.

(h) No Governmental Entity, university or educational institution has sponsored research and development in connection with the business of the Company and its Subsidiaries as currently conducted under an agreement or arrangement that would provide such Governmental Entity, university or educational institution with any claim of ownership to any Owned Intellectual Property that is necessary for or material to the conduct of the respective businesses of the Company and its Subsidiaries.

(i) The Company and its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or have the right to use the material IT Assets owned or used by the Company or its Subsidiaries (the “Company IT Assets”). The Company IT Assets constitute all of the IT Assets necessary for or material to the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted. The Company IT Assets operate and perform as required for the Company and its Subsidiaries to conduct their respective businesses as of the Closing Date, and have not malfunctioned or failed in the conduct thereof, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology, and, to the knowledge of the Company, no Person has gained unauthorized access to any Company IT Assets.

Section 4.22 Insurance. (i) The Company and its Subsidiaries own, maintain or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries in all material respects and (ii) all such material insurance policies are in full force and effect, no notice of cancellation or modification has been received, and to the knowledge of the Company there is no existing default or event which, with the giving of notice or the lapse of time, or both, would constitute a material default by any insured thereunder.

Section 4.23 Anti-Corruption Matters.

(a) None of the Company, any of its Subsidiaries, any of their respective directors, officers or employees, or, to the Company’s knowledge, any agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly, in violation of any applicable Law (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purposes of taking any of the actions in clause (a) above. The Company and each of its Subsidiaries and, to the Company’s knowledge, their Affiliates have at all times in the past five (5) years conducted their respective businesses in compliance in all material respects with the FCPA and all similar anti-corruption Laws applicable to the Company and its Subsidiaries, and the Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance therewith and with all similar Legal Requirements, domestic and foreign).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is or since January 1, 2010 was in violation of, or in default under, any Law relating to or governing Contracts or bids with a Governmental Entity. In the past five (5) years, (i) neither the Company nor its Subsidiaries has been suspended or debarred and (ii) has not been notified in writing that it has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity or has been the subject of a finding of non-responsibility, and, to the knowledge of the Company, no such suspension or debarment has been threatened.

Section 4.24 Related Party Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director thereof (other than the Company and its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.25 Key Customers and Suppliers. Section 4.25(a) of the Company Disclosure Schedule sets forth a list of the three (3) largest customers (including distributors) (the “Key Customers”) of the Company and its Subsidiaries on a consolidated basis based on total revenue generated for such customer for the twelve-month period ending September 30, 2012. Section 4.25(b) of the Company Disclosure Schedule sets forth a list of the three (3) largest suppliers (the “Key Suppliers”) for the Company and its Subsidiaries on a consolidated basis, based on total amount paid to such supplier for the twelve-month period ending September 30, 2012. Since January 1, 2012, none of the Key Customers or Key Suppliers has cancelled, or otherwise modified in any adverse manner in any material respect or has delivered written notice or, to the knowledge of the Company, has otherwise expressly stated its intent to cancel or materially reduce its business with the Company and its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing, or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or other equivalent organizational documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or any of its Subsidiaries is a party, or (iii) assuming compliance with the matters set forth in Section 5.3(b) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Other than the filings or notices required to be made pursuant to (i) the DGCL, (ii) requirements under other state corporation Laws or any similar Laws of any foreign jurisdiction, and (iii) the HSR Act and any applicable competition, antitrust, merger control or investment Laws of foreign jurisdictions, there are no notices, reports or other filings required to be made on the part of Parent or Merger Sub with, nor is any authorization, consent or approval required to be obtained by the Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except for such notices, reports, filings, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.4 Litigation. There are no Actions pending or, to the knowledge of Parent and Merger Sub, threatened, that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Ownership of Capital Stock. Except as a result of this Agreement and the transactions contemplated hereby, none of Parent, Merger Sub, or their respective Affiliates are or in the past five (5) years have been, with respect to the Company, an “interested stockholder” as such term is defined in the Delaware Takeover Statute or an “acquiring person” as such term is defined in the Washington Takeover Statute, and neither of them have taken any action that would cause any anti-takeover statute to apply to the transactions contemplated hereby. None of Parent, Merger Sub, or their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is a party to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company.

Section 5.6 Compliance with Law. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.7 Merger Sub’s Capitalization and Operations. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, $.001 par value per share, 100 of which are validly issued and outstanding. All of the issued and outstanding common stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.8 Proxy Statement. None of the information provided by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9 Sufficient Funds. Parent has access to, and as of the Closing will have, sufficient immediately available funds in cash (through existing credit arrangements or otherwise) to pay or satisfy, as applicable, when due (i) the aggregate Merger Consideration, (ii) the Other Payment Obligations and (iii) all of its fees and expenses related to the transactions contemplated by this Agreement.

Section 5.10 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Merger, the payment of the aggregate Merger Consideration, the satisfaction of the Other Payment Obligations and the payment of all related fees and expenses, none of Parent, the Surviving Corporation or any of their respective Subsidiaries, taken as a whole, will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.11 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Deutsche Bank is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.12 Investigation by Parent and Merger Sub.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided certain access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub or any other Person with respect to any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts, plans and information, and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts, plans and information so furnished to it, and that each of Parent and Merger Sub and its Representatives shall have no claim against any Person with respect thereto, except, only to the extent any claim is not prohibited to be made against the Company hereunder, as expressly and specifically covered by a representation or warranty set forth in Article IV. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 5.12(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts, plans and information, except, only to the extent any claim is not prohibited to be made against the Company hereunder, as expressly and specifically covered by a representation or warranty set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. Except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as permitted or otherwise expressly contemplated by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use reasonable best efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, distributors, suppliers, employees and other business partners; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(b) except for (x) Common Stock to be issued or delivered pursuant to the exercise of Options outstanding as of the date hereof and (y) the issuance or transfer by a wholly-owned Subsidiary of the Company of capital stock or other equity interests to the Company or another wholly-owned Subsidiary, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any Equity Rights, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock or any other Equity Rights;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock (except for withholding of shares subject to Options or Company Stock-Based Awards for tax withholding purposes) or any Equity Rights of the Company or its Subsidiaries;

(d) split, combine, subdivide or reclassify any Common Stock or any Equity Rights of the Company or its Subsidiaries or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or any Equity Rights of the Company or its Subsidiaries or otherwise make any payments to stockholders in their capacity as such (excluding dividends made by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(e) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (including any segment or business thereof);

(f) other than in the ordinary course of business consistent with past practice, sell, lease, dispose of, pledge or encumber (other than the imposition of any Permitted Lien) any assets;

(g) acquire any corporation, partnership or other business organization or entity (including any division or unit thereof), whether by merger, consolidation or other business combination, or acquisition of stock or assets, license, joint venture or similar transaction;

(h) other than draws on any existing credit facility or line of credit of the Company or any of its Subsidiaries, or on any credit facility or line of credit that replaces all or part of any existing credit facility or line of credit on material terms that are the same or more favorable to the Company and its Subsidiaries, taken as a whole, than those of the replaced credit facility or line of credit and in a principal amount not greater than the principal amount of the existing credit facility or line of credit (or on any other credit facility or line of credit the entry into which is approved by Parent pursuant to this Section 6.1), in the ordinary course of business consistent with past practice, incur or become liable for any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement, issue any debt securities or rights with respect thereof or guarantee, assume or become liable for any such indebtedness or liabilities of another Person or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;

(i) grant any increases in the compensation of its directors, officers or key employees, except for increases required under offer letters, other employment agreements or Benefit Plans existing on the date hereof, or enter into any material new employment or severance protection agreements with any such directors, officers or key employees;

(j) except as may be contemplated by this Agreement or required by applicable Law (including as necessary to comply with or conform to applicable Laws), adopt or amend any Benefit Plans;

(k) engage in a reduction of force or lay-off affecting more than 100 employees, in the aggregate, of the Company and its Subsidiaries;

(l) change any of the accounting methods used by the Company, unless required by GAAP, the SEC or applicable Law or as formally recommended by the Company’s independent registered public accounting firm;

(m) make or change any material Tax election, settle or compromise any material Tax liability, change in any respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement with respect to material Taxes, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(n) waive, settle, satisfy or compromise (i) any pending or threatened Action against the Company or brought by the Company or any of its Subsidiaries or institute any new Action (x) involving amounts that exceed $500,000 individually or $2,000,000, in the aggregate, or (y) involving the incurrence of any obligation or restriction (other than the payment of money) on the Company and its Subsidiaries following the Effective Time or (ii) any pending or threatened Action against the Company or any of its Company Representatives with respect to this Agreement or the transactions contemplated by this Agreement;

(o)(i) assign, transfer, license or sublicense, grant any security interest in, to or under, abandon, disclaim or dedicate to the public any material Company Intellectual Property, except for non-exclusive licenses or sublicenses entered into in the ordinary course of business consistent with past practice, or (ii) fail to pay any fee, take any action or make any filing in each case reasonably necessary to maintain the ownership of or protect its interest in any material Company Intellectual Property;

(p) enter into any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other similar derivative financial instrument, other than currency hedges entered into in the ordinary course of business consistent with past practice;

(q) make or authorize capital expenditures, other than in respect of those capital expenditure projects that (i) are contemplated by the Company’s fiscal year 2012 or 2013 forecast that is set forth in Section 6.1 of the Company Disclosure Schedule or (ii) otherwise up to $1,000,000 in the aggregate;

(r) renew, terminate (including by failing to renew), amend, modify or waive any Material Contract or enter into any new Material Contract (except as permitted by Section 6.1(h)), except for (i) with respect to Material Contracts described in clause (vii), (ix), or (x) of Section 4.8 (a), new customer or supplier Material Contracts entered into in the ordinary course of business consistent with past practice and on terms that in the discretion of the Company are not reasonably expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, and (ii) renewal of any ordinary course license of Company Intellectual Property which, by its terms, renews automatically unless terminated by either party thereto; provided that, with respect to entering into a new Material Contract, for purposes of determining whether the dollar thresholds in clause (vii), (ix) or (x) of Section 4.8 (a) are satisfied, the revenues recognized or payments made shall be deemed to be amounts reasonably expected to be recognized or paid over the twelve-month period starting on the effective date of such Contract;

(s) fail to timely make any filings required to be filed by the Company under the Exchange Act or the Securities Act; or

(t) enter into any contract, agreement, binding commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, advisors and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the Contracts, assets, properties, books, management and records of the Company and its Subsidiaries, and, in support thereof, the Company shall reasonably promptly comply with reasonable information requests of Parent regarding the Company;

provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub to the extent such disclosure would, in the reasonable judgment of the Company after taking into account the advice of outside counsel, (a) violate applicable Law or materially breach the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client or other legal privilege (provided that the Company shall enter into a joint defense agreement or other agreement with the Parent to enable preservation of such attorney-client or other legal privilege). The Company agrees to use reasonable efforts to allow the Parent or its Representatives, upon reasonable advance notice and during normal business hours, to enter upon the properties owned, operated, or leased by the Company or its Subsidiaries for the purpose of conducting qualitative and non-intrusive environmental assessments and related work. Parent agrees that the confidentiality letter, dated August 15, 2012 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.3 Acquisition Proposals.

(a) Subject to Section 6.3(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not and shall cause its Subsidiaries not to, nor shall it permit its or its Subsidiaries’ Company Representatives to, and shall use reasonable best efforts to cause such Company Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage or knowingly facilitate the submission, announcement or making of, any Acquisition Proposal by any Person; (ii) furnish or otherwise provide access to any non-public information regarding any of the Company or its Subsidiaries to any Person in connection with, or in response to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except to state that such discussions or negotiations are not permitted pursuant to these provisions; or (iv) grant any waiver, amendment or release under, or fail to enforce any standstill provision concerning an Acquisition Proposal or any confidentiality provision of a confidentiality agreement entered into in connection with a transaction that would qualify as an Acquisition Proposal, except to the extent that the Company Board determines in good faith that such grant or release would result in a Superior Proposal being made by the Person subject to such standstill or confidentiality provision. Subject to Section 6.3(b), promptly after the date hereof the Company shall cease and cause to be terminated any solicitation, encouragement, knowing facilitation, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any of their respective Company Representatives with respect to any Acquisition Proposal. Within two (2) Business Days of the date hereof, the Company shall request each Person that executed a confidentiality agreement within the past year in connection with any transaction that would qualify as an Acquisition Proposal if proposed after the date hereof to return or destroy all non-public information furnished by or on behalf of the Company, its Subsidiaries or its Company Representatives.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time prior to the Company Stockholders Meeting, the Company receives a bona fide Acquisition Proposal which the Company Board determines in good faith (after consultation with its financial and outside legal advisors) constitutes or could reasonably be expected to result in a Superior Proposal, the Company may, in response to such Acquisition Proposal (provided such

Acquisition Proposal did not result from a breach by the Company of Section 6.3(a), this Section 6.3(b) or Section 6.3(c)), (A) furnish information (including non-public information) with respect to it and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (an “Acceptable Confidentiality Agreement”), the terms of which shall not be less restrictive to the other party than the Confidentiality Agreement is to Parent, and (B) engage or participate in discussions and negotiations regarding such Acquisition Proposal; provided, however, that prior to taking any action described in the foregoing clauses (A) or (B), (x) the Company Board shall have also determined, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (y) the Company shall have provided at least 24 hours prior notice to the Parent that it intends to take any of the actions described in the foregoing clauses (A) or (B) and (z) the Company shall have complied in all material respects with all of its obligations in Section 6.3(a), this Section 6.3(b) and Section 6.3(c). From and after the date hereof, if the Company receives an Acquisition Proposal, it shall promptly (and in any event within 24 hours of receipt thereof) (i) advise Parent in writing of such Acquisition Proposal and all of the material terms and conditions thereof and shall disclose the identity of the Person making the Acquisition Proposal and (ii) keep Parent promptly and reasonably informed with respect to the status of any such Acquisition Proposal and any material changes thereto, including providing Parent copies of all material draft agreements with respect thereto, in each case within 24 hours of receipt by the Company, Subsidiaries or its Company Representatives. In connection with furnishing or otherwise permitting the transmittal of any material non-public information to any Person pursuant to this Section 6.3(b), the Company shall (as a condition to furnishing or otherwise permitting the transmittal of such non-public information to such Person) concurrently furnish such non-public information to Parent to the extent it has not been previously furnished or made available by the Company to Parent.

(c) Except as expressly permitted by this Section 6.3, neither the Company Board, nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation (a “Change of Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an “Acquisition Agreement”) related to any Acquisition Proposal, other than any Acceptable Confidentiality Agreement entered into pursuant to Section 6.3(b), (iv) fail to publicly recommend against any Acquisition Proposal or fail to publicly reaffirm the Company Recommendation within two Business Days after request by Parent or make any public statement that conflicts with the Company Recommendation, or (v) fail to include the Company Recommendation in the Proxy Statement; provided, however, that if the Board effects a Change of Recommendation pursuant to Section 6.3(d), then the requirements set forth in the foregoing clauses (ii)-(v) of this Section 6.3(c) shall not apply with respect to such Superior Proposal after such Change of Recommendation.

(d) Notwithstanding the immediately preceding sentence, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders Meeting, if the Company receives a bona fide written Acquisition Proposal from any Person that has not been withdrawn and that the Company Board determines in good faith is a Superior Proposal, then (x) the Company Board may effect a Change of Recommendation with respect to such Superior

Proposal and (if desired) (y) the Company may terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal (subject to Article VIII), but only if: (1) the Company has not materially breached its obligations under
Section 6.3(a), Section 6.3(b),and Section 6.3(c), (2) the Company Board shall have determined, after good faith consultation with its legal counsel, that its failure to effect a Change of Recommendation or to enter into such Acquisition Agreement would be inconsistent with its fiduciary duties under applicable Law, (3) the Company shall have notified Parent in writing that it intends to effect a Change of Recommendation with respect to a Superior Proposal or that it intends to enter into an Acquisition Agreement to effect such Superior Proposal (a “Proposal Notice”), with such notice specifying, the party making the Superior Proposal, a description of the material terms and conditions of such Superior Proposal, including a copy of the Acquisition Agreement and all other agreements and material documents related thereto, and (4) the Company shall have allowed Parent three (3) Business Days following receipt of the Proposal Notice to submit a proposal (a “Subsequent Parent Proposal”) that the Company Board determines in good faith, after consultation with its financial advisor and legal counsel, to cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal and during such three Business Day period the Company and its Company Representatives shall meet with the Parent and its Representatives and negotiate in good faith during such period with respect to a Subsequent Parent Proposal (provided that if Parent makes a Subsequent Parent Proposal and there is subsequently any material change to the financial or other material terms of the Superior Proposal prior to the Company’s effecting a Change of Recommendation or terminating this Agreement, such proposal shall be considered a new Superior Proposal for purposes of this Section 6.3(d) and the Company shall comply with its obligations under this Section 6.3(d) with respect to such new Superior Proposal, including providing Parent a new Proposal Notice and providing Parent with a period of two (2) Business Days after the receipt of such new Proposal Notice to make another Subsequent Parent Proposal, which will be otherwise subject to the provisions of this Section 6.3(d)). Except immediately prior to the entry into an Acquisition Agreement in compliance with the terms of this Section 6.3 and Section 8.1(c)(ii) or as otherwise required by Section 6.12, the Company shall not waive the Delaware Takeover Statue or the Washington Takeover Statute.

(e) Nothing in this Section 6.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; provided that the Company shall to the extent practicable provide Parent with a reasonable opportunity to comment on and review any such disclosure. Provided the Company Board publicly reaffirms its approval and recommendation of this Agreement within ten (10) Business Days after a request by Parent to do so, no such disclosure of a position shall constitute a Change of Recommendation for the purposes of this Section 6.3. In addition, it is understood and agreed that, for purposes of this Section 6.3, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of Section 6.3 of the Agreement with respect thereto, and contains “stop-look-and-listen” or similar communication shall not constitute a Change of Recommendation.

(f) For purposes of this Section 6.3 and all of the defined terms in this Section 6.3, the term “Company Board” shall be deemed to mean the Company Board and/or the Special Committee, as applicable.

Section 6.4 Employee Benefits.

(a) As of the Effective Time, and for a period through December 31, 2013, Parent agrees to provide or cause its Subsidiaries or Affiliates (including the Surviving Corporation) to provide each of the employees of the Parent or any of its Subsidiaries or Affiliates (including the Surviving Corporation) who were employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) with base salary or wage rates, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Continuing Employee immediately prior to the Effective Time and with employee benefits and perquisites (including retirement, health and life insurance benefits but excluding benefits under any defined benefit plans, equity compensation plans, or any other plan or agreement terminated pursuant to, or in connection with, this Agreement) that, in the aggregate, are no less favorable to each Continuing Employee (and such Continuing Employee’s spouse and dependents) than those in effect under Benefit Plans for such Continuing Employee (and his or her spouse and dependents) immediately prior to the Closing Date.

(b) As of the Effective Time, except as to those severance arrangements described in Section 6.4(c), Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor, pay, perform and satisfy any and all contractual liabilities arising under the terms of all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s change-in-control and general severance and retention plans, in each case existing immediately prior to the execution of this Agreement and all of which are identified on Section 6.4(b) of the Company Disclosure Schedule, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

(c) Prior to the Effective Time, the Company shall terminate, effective no later than the Effective Time, (i) each of the nonqualified deferred compensation arrangements listed on Section 6.4(c)(i) of the Disclosure Schedule; provided, however, that distributions on account of such termination need not occur until after the Effective Time; and provided further that the Company shall not be required to terminate any such plans or programs or distribute payments in connection with any such termination if such termination or payment would reasonably be expected to result in a violation of Section 409A of the Code or any other applicable Law; and (ii) each of the severance programs listed in Section 6.4(c)(ii) of the Disclosure Schedule.

(d) On and after the Closing Date, no employee shall be entitled to severance except on the basis of the plans and policies generally applicable to similarly situated employees of Parent and its Subsidiaries (taking into account the recognition of prior service if relevant which is required by Section 6.4(e) below); provided, however, that for a period of twelve (12) months following the Effective Time (x) all Continuing Employees in the United States shall be treated as “Eligible Employees” under the applicable severance plans of Parent or its Subsidiaries, (y) the amount of severance of any such Eligible Employee who receives severance benefits under the applicable plan or policy of Parent and its Subsidiaries will be in the same amount as the total cash payments such Eligible Employee would have received under the applicable Company severance plan as such plan existed immediately prior to the Effective Time and (z) any such Eligible Employee who receives severance benefits will be provided with outplacement assistance substantially similar to that which would have been provided under the applicable severance plan of Company, as such plan existed immediately prior to the Effective Time. Except as provided in the preceding sentence, severance for Continuing Employees in the United States will be provided only on and subject to the conditions of the applicable plan or policy of Parent and its Subsidiaries. This Section 6.4(d) shall not apply in the case of any employee covered by or entitled to the benefits of any severance arrangement described in Section 6.4(b) which is not otherwise to be terminated by the Company pursuant to Section 6.4(c).

(e) Parent shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate or are eligible to participate (the “Parent Plans”) to treat, for purposes of determining eligibility to participate, vesting, and the amount of severance, vacation, sick leave and other paid time off benefits (but not for purposes of benefit accruals under any other Parent Plans), and for purposes of paying, providing or satisfying when due all vacation, sick pay and other paid time off benefits accrued but unused as of the Effective Time, all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company, any Subsidiary or any Benefit Plan provides past service credit) as service with Parent and its Subsidiaries (including, without limitation, the Surviving Corporation). Parent shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Continuing Employees and their spouses and dependents to the extent waived, satisfied or not included under the analogous Benefit Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse and dependents under the analogous Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Effective Time and the date on which the Continuing Employee begins participating in such Parent Plan.

(f) Prior to the Effective Time, the Company in consultation with Parent shall comply with all obligations under applicable Law to provide information to any foreign employees or their representatives and otherwise comply with all obligations under applicable Law to inform or consult trade unions, works councils or other employee representative bodies in connection with the matters contemplated by this Agreement.

(g) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any employee of the Company or any of its Subsidiaries, or any representative of any such employee, or any Governmental Entity or other third party any rights, claims, benefits, causes of actions or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, (ii) except with respect to the obligations of Parent expressly set forth in Section 6.4(b) and Section 6.4(d), be interpreted to prevent or restrict Parent or the Surviving Corporation or their Affiliates from modifying or terminating the employment or terms of employment of any Continuing Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Effective Time or (iii) be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan or arrangement.

Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcement; provided, however, that neither the Company nor Parent will be required to obtain the prior agreement of or consult with the other party in connection with any such press release or public announcement (a) if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(d) or (b) if the information and other content contained therein has been previously included in any press release or public announcement after compliance with the terms of this Section 6.5.

Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time until the six year anniversary of the Closing, the Surviving Corporation shall (and if the Surviving Corporation for any reason cannot, the Parent shall) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, settlements, damages or liabilities in connection with actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement) and advance expenses with respect thereto, in each case as provided, as applicable, in the certificates of incorporation and bylaws (or comparable organizational documents) of the Company and its Subsidiaries, and in any indemnification agreements between the Company and any Indemnified Party entered into prior to the date hereof and a copy of which has been provided to Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as amended, restated and in effect on the date of this Agreement, and any indemnification agreements between the Company and any Indemnified Party shall survive the Merger and shall continue in full force and effect in accordance with their terms, and such provisions and agreements shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or such other insurance policy with the same coverage and amounts with terms and conditions that are not less advantageous than the Company’s existing policies) for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring or alleged to have occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, however, that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off program for directors’ and officers’ liability insurance and fiduciary liability insurance providing at least the same coverage with respect to matters occurring at or prior to the Effective Time; provided, further that in no event shall Parent be required to pay annually in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date hereof.

(c) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation, and shall be enforceable by each Indemnified Party and Insured Party and his or her heirs and representatives. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and bylaws of the Surviving Corporation. Notwithstanding anything herein to the contrary, if any action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 6.6 shall continue in full force and effect until the final disposition of such action.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Stockholders Meeting; Proxy Statement.

(a) As promptly as reasonably practicable following the date hereof, the Company shall (i) take all action necessary to call, give notice of, convene and hold a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of adopting this Agreement, and (ii) in connection with the Company Stockholders Meeting, by January 8, 2013 prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”)

relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and the Exchange Act. Parent will provide the Company with any information concerning Parent or Merger Sub as may be reasonably requested by the Company in order to effectuate the preparation and filing of the Proxy Statement, and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments from the SEC referred to below. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement to Parent and shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, and will consider for inclusion into the Proxy Statement reasonable comments timely received from Parent or its legal counsel. The Company shall give Parent notice of any comments on the Proxy Statement received from the SEC or other communications from the SEC relating to the Proxy Statement, and the Company will provide Parent a reasonable opportunity to review and comment on any response to such comments or any amendment to the Proxy Statement, and, subject to such review and comment by Parent, shall reasonably promptly respond to SEC comments, if any. If (i) at any time prior to the Company Stockholders Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent, and (ii) if at any time prior to the Company Stockholders Meeting, any event should occur relating to Parent or Merger Sub that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file with the SEC and, if required, mail such amendment or supplement to the Company’s stockholders; provided, prior to such filing, the Company and Parent shall consult with each other with respect to such amendment or supplement. So long as the Company Board shall not have effected a Change of Recommendation, the Proxy Statement shall include the Company Recommendation and the opinion of the Financial Advisor referred to in
Section 4.19. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the resolution of any comments from the SEC. The Company shall use commercially reasonable efforts to solicit proxies from the Company’s stockholders for adoption of this Agreement.

(b) Once the Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Stockholders Meeting without consent of Parent. At the Company Stockholders Meeting, or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the shares of Common Stock then owned of record by Parent or Merger Sub or any of their Subsidiaries in favor of the adoption of this Agreement and approval of the Merger, and Parent shall use its reasonable best efforts to deliver or provide (or cause to be delivered or provided), in its capacity as a stockholder of the Company, if applicable, any other approvals that are required by applicable Law to effect the Merger.

Section 6.8 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law in order to consummate and make effective the Merger and the other transactions contemplated by this

Agreement, including (i) obtaining from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits, orders and expirations or terminations of waiting periods, (ii) making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtaining all necessary or reasonably requested consents, approvals or waivers from third parties, (iv) preparing for release of Liens on reasonably requested assets of the Company or its Subsidiaries and obtaining payoff letters with respect to any indebtedness of the Company or its Subsidiaries, (v) preparing for title insurance and endorsements thereto with coverage as may be required by Parent for the Owned Real Property and certain of the Leased Real Property as identified by Parent, including provision of owner’s affidavits in favor of the title insurer in customary form, and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, the Company and Parent agree not to extend (or take any action that would have the effect of extending) any waiting period under the HSR Act or any other applicable foreign or domestic competition, merger control, antitrust or similar Law, or enter into any agreement with any Governmental Entity an effect of which would be to delay or not consummate the Merger or the transactions contemplated by this Agreement, except with the prior written consent of the other party.

(b) Without limiting the generality of the foregoing, the Company and Parent shall (i) promptly on a date to be mutually agreed upon, but in no event later than January 8, 2013, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable, (ii) reasonably promptly file any and all required notifications or applications under any other applicable foreign or domestic competition, merger control, antitrust, trade regulation or similar Law with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to receive required approvals or clearances and cause the expiration or termination of any applicable waiting period under such Laws, and (iii) furnish to any Governmental Entity, as promptly as practicable, any additional documents that may be requested by such Governmental Entity pursuant to applicable Law under the HSR Act or similar foreign Laws. Parent hereby further agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law (whether foreign or domestic) that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date); provided that nothing in this Agreement shall require Parent, Merger Sub or their Affiliates to (x) propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or its Subsidiaries and Affiliates, or of the Company or its Subsidiaries, (y) otherwise take or commit to take any actions that limit the freedom of action of Parent, its Subsidiaries (including the Surviving Corporation, as well as the Company or its Subsidiaries) or Affiliates with respect to, or Parent’s or its Affiliates’ ability to retain, any of the businesses, product lines or assets of Parent or its Subsidiaries (including the Surviving Corporation, as well as the Company and its Subsidiaries) or Affiliates, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing or (z) defend any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby (provided that the Parent shall use reasonable best efforts to defend against any request for preliminary relief, but shall not be required to appeal any order providing such relief). Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable best efforts or take any action as may be required by this Section 6.8(b) if the effectiveness of any such action is not conditioned on the occurrence of the Closing.

(c) The Company and Parent shall keep each other informed in all material respects as to the status of matters relating to the completion of the Merger and the other transactions contemplated hereby, including by (i) giving prompt notice to the other of any written notice or other communication from any Governmental Entity in connection with the Merger, and (ii) promptly furnishing the other party with copies of any material communications received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement. In addition, the Company and Parent shall, as circumstances reasonably permit, (x) allow counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with any proposed written material communication to any Governmental Entity, and (y) consult with the other party in advance of any meeting or conference with any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto and give the other party the opportunity to attend and participate in such meetings and conferences.

(d) Parent shall pay all filing fees, and the Company shall not be required to pay any fees or make any other payments to any Governmental Entity in connection with any filings or the obtaining of any approvals or authorizations, under the HSR Act or such other filings, approvals or authorizations as may be required to be made or obtained under applicable foreign or domestic competition, merger control, antitrust, trade regulation or similar Laws (other than normal filing fees that are imposed by Law on the Company).

Section 6.9 No Control of Other Party’s Business. Without prejudice to Section 6.1, nothing contained in this Agreement shall give Parent or its Subsidiaries, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.10 Transfer Taxes. Parent, Merger Sub, the Company and the Surviving Corporation shall cooperate in the preparation, execution and filing of all Tax Returns relating to any stock transfer, real estate transfer, real estate excise, sales, use, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement; provided that Parent and Merger Sub shall not be required to file such tax returns prior to the Closing. Any such Transfer Taxes shall be paid by the Company or the Surviving Corporation without deduction or withholding of any amount from the consideration required to be paid pursuant to Article III of this Agreement. None of Parent, Merger Sub, the Company or the Surviving Corporation shall take any action inconsistent with the provisions of this Section 6.10.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company and the Company Board shall take all such steps as may reasonably be necessary and permitted to cause any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act

Section 6.12 Takeover Statutes. If any anti-takeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement after the date of this Agreement, the Company and the Company Board shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby substantially on the terms contemplated by this Agreement (collectively, an “Injunction”); and

(c) any applicable waiting period under the HSR Act shall have expired or been terminated and any applicable waiting period or approvals under the competition, antitrust or investment Laws of the United Kingdom and other jurisdictions (other than the United States) shall have expired, been terminated or obtained.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

(a) each of the representations and warranties of the Company set forth in Article IV shall be true and accurate as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (disregarding any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that the representations and warranties of the Company set forth in Section 4.1 and Section 4.3 shall be true and accurate in all respects, the representations and warranties of the Company set forth in Section 4.2 (other than Section 4.2(c) and Section 4.2(d)), Section 4.18 and Section 4.20 shall be true and accurate in all respects (other than de minimis exceptions, provided, that for the purposes of this Section 7.2(a), if one or more inaccuracies in the representations or warranties set forth in Section 4.2(a), Section 4.2(b), Section 4.2(e) or Section 4.2(f) would not reasonably be likely to result in any damages, including increase in the amounts payable by Parent pursuant Section 3.1(a), Section 3.2(a), Section 3.4(a), Section 3.4(b) or Section 3.4(c) of more than $150,000 in the aggregate, such inaccuracies will be deemed de minimis for purposes of this Section 7.2(a)), and the representations and warranties of the Company set forth in Section 4.2(c) and Section 4.2(d) shall be true and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be so true and accurate or true and accurate in all material respects, as applicable, as of such date or with respect to such period);

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) since the date of this Agreement, there has not been any Change that, individually or in the aggregate, has had a Company Material Adverse Effect; and

(d) Parent shall have received a certificate on behalf of the Company signed by an authorized executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and accurate as of the date of the Agreement and as of Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (disregarding any qualifications or limitations as to materiality or Parent

Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect; provided that the representations and warranties of the Parent and Merger Sub set forth in Section 5.1 and Section 5.2 shall be true and accurate in all respects, and the representations and warranties of Parent and Merger Sub set forth in Section 5.11 shall be true and accurate in all respects (other than de minimis exceptions), in each case as of the date of this Agreement and as of the Closing Date as if made on an as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate or true and accurate in all material respects, as applicable, as of such date or with respect to such period);

(b) each of Parent and Merger Sub shall have performed in all material respects the respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate on behalf of Parent signed by an authorized executive officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.8.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company stockholders:

(a) by the mutual written consent of the Company and Parent;

(b) by action of the board of directors of the Company or by Parent:

(i) if the Merger shall not have occurred on or prior to June 10, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to such date; provided further, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(b) and Section 7.1(c), then either the Company or Parent may extend the Outside Date to October 10, 2013 (in which case such date would be deemed the “Outside Date” for all purposes of this Agreement);

(ii) if any Injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the institution of such Injunction; or

(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded without the adoption of this Agreement by the Company’s stockholders in accordance with the DGCL; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure to obtain the adoption of this Agreement by the Company’s stockholders at such Company Stockholders Meeting;

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; provided, however, that if such breach or untruthfulness is capable of being cured prior to the Outside Date by Parent and Merger Sub through the exercise of their reasonable best efforts and Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i)) on account of such breach or untruthfulness unless such breach or untruthfulness remains uncured for a period of twenty (20) days commencing on the date that the Company gives notice to Parent of such breach or untruthfulness; provided further, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has breached any of its representations and warranties or failed to perform any of its obligations under or in connection with this Agreement that would result in any closing conditions set forth in Section 7.2(a) and Section 7.2(b) not being satisfied;

(ii) prior to the Company Stockholders Meeting, if the Company in accordance with the provisions of
Section 6.3(d) executes an Acquisition Agreement with respect to such Superior Proposal and pays to Parent the Termination Fee substantially concurrently with the termination of this Agreement pursuant to Section 8.2(b)(ii) ; or

(iii) if (A) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied on the date the Closing should have taken place pursuant to the terms of this Agreement, (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (C) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice; or

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that if such breach or untruthfulness is capable of being cured prior to the Outside Date by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i) on account of such breach or untruthfulness unless such breach or untruthfulness remains uncured for a period of twenty (20) days commencing on the date that Parent gives notice to the Company of such breach or untruthfulness; provided further, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has breached any of its representations and warranties or failed to perform its obligations under or in connection with this Agreement that would result in any closing condition set forth in Section 7.3(a) and Section 7.3(b) not being satisfied; or

(ii) at any time prior to the vote of the Company’s stockholders at the Company Stockholders Meeting with respect to the Merger, if (A) the Company Board or any committee thereof shall have effected a Change of Recommendation, (B) the Company’s board of directors publicly approves, endorses or recommends to the Company’s stockholders an Acquisition Proposal or (C) the Company enters into an Acquisition Agreement related to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.2, Article IX and the last sentence of Section 6.2), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, Article IX, and the last sentence of Section 6.2. Nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for fraud or willful breach of this Agreement or the Confidentiality Agreement.

(b) In the event that:

(i)(A) a bona fide written Acquisition Proposal shall have been made or a Person shall have publicly announced an Acquisition Proposal or intention to make an Acquisition Proposal prior to the Company Stockholders Meeting (each, an “Outstanding Proposal”), (B) following the making of such Outstanding Proposal, this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.1(b)(i) (unless the primary reason for the failure of the Merger to occur on or prior to the Outside Date was due to the failure of the condition set forth in Section 7.1(b) due to an Injunction related to the HSR Act or the competition, antitrust or investment Laws of the United Kingdom or other jurisdictions (other than the United States) or Section 7.1(c) to be satisfied on or prior to the Outside Date) or (ii) by the Company or Parent pursuant to Section 8.1(b)(iii), and (C) prior to or within twelve (12) months following the date this Agreement is so terminated, the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; provided, however, that for purposes of clause (C) of this Section 8.2(b)(i), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this agreement is terminated by Parent (A) pursuant to Section 8.1(d)(ii) or (B) pursuant to Section 8.1(d)(i) due to a breach of Section 6.3(c);

then the Company shall pay or cause to be paid to Parent the Termination Fee. Any Termination Fee required to be paid to Parent pursuant to Section 8.2(b)(i) shall be paid by the Company substantially concurrently with the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal. Any fee required to be paid to Parent pursuant to Section 8.2(b)(ii) shall be paid by the Company substantially concurrently with termination of this Agreement. Any fee required to be paid to Parent pursuant to Section 8.2(b)(iii) shall be paid by the Company within three (3) Business Days after such termination. “Termination Fee” shall mean $24,000,000 less any amounts previously paid to Parent by or on behalf of the Company pursuant to Section 8.2(e). The payment of any Termination Fee shall be by wire transfer of same day funds to an account designated by Parent.

(c) In the event that (i) this Agreement is terminated by the Company or Parent (A) pursuant to Section 8.1(b)(ii) due to an Injunction related to the HSR Act or the competition, antitrust or investment Laws of the United Kingdom or other jurisdictions (other than the United States) or (B) pursuant to Section 8.1(b)(i), and (ii) the conditions set forth in Section 7.1(a), Section 7.1(b) (other than with respect to an Injunction related to the HSR Act or the competition, antitrust or investment Laws of the United Kingdom or other jurisdictions (other than the United States)) and Section 7.2 are satisfied as of the date of such termination (treating such date of termination as the Closing Date for purposes of determining whether such conditions are satisfied), then the Parent shall pay or cause to be paid to the Company the Parent Termination Fee; Any Parent Termination Fee required to be paid pursuant to Section 8.2(c) shall be paid to the Company, in the case of termination of this Agreement by Parent, substantially concurrently with such termination of this Agreement and, in the case of such termination of this Agreement by the Company, within three (3) Business Days after such termination. “Parent Termination Fee” shall mean $24,000,000. The payment of any Parent Termination Fee shall be by wire transfer of same day funds to an account designated by the Company.

(d) Each of the parties hereto acknowledges that the agreements contained in Section 8.2(b) and 8.2(c) are an integral part of the transactions contemplated by this Agreement, that without these agreements, the other parties would not enter into this Agreement, and that the Termination Fee and the Parent Termination Fee are not penalties but rather constitute liquidated damages for losses or damages suffered or incurred by the Company or Parent and Merger Sub, as applicable, in connection with this Agreement and the termination thereof, which amount would otherwise be impossible to calculate with precision.

(e) In the event this Agreement is terminated by Parent pursuant to Section 8.1(b)(iii) or Section 8.1(d)(i), then the Company shall pay Parent by wire transfer of same day funds all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their Representatives in connection with the transactions contemplated by this Agreement within two (2) Business Days following delivery by Parent of reasonable documentation of such fees and expenses; provided that the Company shall not be required to pay more than $1,500,000 pursuant to this Section 8.2(e).

(f) Notwithstanding anything to the contrary in this Agreement (including Section 9.2) but subject to the last sentence of Section 8.2(a), (x) each of Parent and Merger Sub acknowledges and agrees that, in the event that the Termination Fee or fees and expenses shall become payable pursuant to Section 8.2(b) or (e) and Parent shall receive payment as required by Section 8.2(b) or (e), the right to receive the Termination Fee pursuant to Section 8.2(b) or such fees and expenses pursuant to Section 8.2(e), as applicable, shall constitute each of Parent’s, Merger Sub’s, and each of their Affiliates’ and Representatives, sole and exclusive remedy under this Agreement (provided that if Parent receives payment of fees and expenses pursuant to Section 8.2(e) it shall retain the right to receive a Termination Fee pursuant to Section 8.2(b)(i) in accordance with the terms thereof) and (y) the Company acknowledges and agrees that, in the event that the Parent Termination Fee shall become payable pursuant to Section 8.2(c) and the Company shall receive payment as required by Section 8.2(c), the right to receive the Parent Termination Fee pursuant to Section 8.2(c) shall constitute the Company’s and each of its Affiliates’ and Company Representatives’, sole and exclusive remedy under this Agreement. For the avoidance of doubt, any payment by the Company under Section 8.2(b) or by the Parent under Section 8.2(c), shall be payable only once with respect to such section, even though such payment may be payable under one or more provisions of such section.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto (by action taken or authorized by their respective board of directors, if required) at any time prior to the Closing Date, whether before or after the adoption of this Agreement by the stockholders of the Company; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall be made that requires under applicable Law further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2 Nonsurvival of Representations and Warranties. Subject to Section 8.2, none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time, or any covenant or agreement contained in Section 8.2, Article IX, or the last sentence of Section 6.2.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	if to Parent or Merger Sub, to:

Honeywell International Inc.
101 Columbia Road
P.O. Box 4000
Morristown, New Jersey 07962
	Facsimile:	(973) 455-4217
	Attention:	General Counsel, Senior Vice President

with a copy (which shall not constitute notice hereunder) to:

Bingham McCutchen LLP
355 S. Grand Avenue, Suite 4400
Los Angeles, California 90071
	Facsimile:	(213) 680-6499
	Attention:	David Robbins, Esq.

(b)	if to the Company, to:

Intermec, Inc.
6001 36th Ave. West
Everett, Washington 98203
	Facsimile:	(425) 265-2425
	Attention:	Senior Vice President, General Counsel

with a copy (which shall not constitute notice hereunder) to:

Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
	Facsimile:	(206) 359-9000
	Attention:	Stewart M. Landefeld, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided, however, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article IV calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties to the extent the applicability of such disclosure is reasonably apparent. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile and pdf), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement to the extent incorporated herein (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for from and after the Effective Time, (i) the provisions set forth in Section 6.6 of this Agreement, (ii) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time, and (iii) the right of the holders of Options or Company Stock-Based Awards to receive the Option Consideration or Stock-Based Award Consideration, respectively, as set forth in Section 3.4(e), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, void, unenforceable or against regulatory policy, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State in Delaware or, if that court does not have jurisdiction, a United States federal court sitting in Wilmington, Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery in the State of Delaware or a United States federal court sitting in Wilmington, Delaware; provided, however, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Chancery Court in the State of Delaware or any United States federal court located in Wilmington, Delaware in any other court or jurisdiction.

Section 9.10 Specific Performance. Other than as specifically described in Section 8.2, each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to seek to compel specific performance of this Agreement in any action instituted hereunder without bond or other security being required.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment hereof not in compliance with this Section 9.11 shall be null and void.

Section 9.12 Expenses. Except as otherwise set forth herein (including Section 6.8(d) and Section 8.2(e)), all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

Section 9.13 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.14 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.15 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INTERMEC, INC.

By:	/s/ Allen J. Lauer
	Name:	Allen J. Lauer
	Title:	Interim President and Chief Executive Officer

HONEYWELL INTERNATIONAL INC.

By:	/s/ Brian S. Cook
	Name:	Brian S. Cook
	Title:	Vice President, Corporate Development

HAWKEYE MERGER SUB CORP.

By:	/s/ John J. Tus
	Name:	John J. Tus
	Title:	President and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Amended and Restated

Certificate of Incorporation

of

HAWKEYE MERGER SUB CORP.

Pursuant to Section 102 of the General Corporation Law

of the State of Delaware

The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:

FIRST: The name of the Corporation is:

HAWKEYE MERGER SUB CORP.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

FIFTH: The Board of Directors is expressly authorized to adopt, alter, amend, change, add to or repeal the by-laws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the by-laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may indemnify other persons as provided in the by-laws, and the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article SEVENTH. Any amendment or repeal of this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to either the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

WITNESS WHEREOF, I have hereunto set my hand this     th day of              and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.

Name:
Title: